EXHIBIT 99
                                                                      ----------

FOR IMMEDIATE RELEASE
---------------------

For Additional Information Contact:
David B. Barbour, President and Chief Executive Officer
Lisah M. Frazier, Chief Operating Officer and Chief Financial Officer
(606) 326-2800
Fax (606) 326-2801
www.classicbank.com


CLASSIC BANCSHARES, INC. REPORTS INCREASED EARNINGS AND DECLARES A CASH DIVIDEND

          Ashland, Kentucky, -- July 22, 2002 -- Classic Bancshares, Inc. (NASDAQ - CLAS) reported net income of $656,000 for the first quarter ended June 30, 2002 compared to net income of $414,000 for the same period in 2001. Fully diluted earnings per share were $.56 for the three months ended June 30, 2002 compared to fully diluted earnings per share of $.37 for the same period in 2001.

          Classic Bancshares' assets increased $12.1 million from $215.4 million at March 31, 2002 to $227.5 million at June 30, 2002. Loans increased $10.9 million from $160.3 million at March 31, 2002 to $171.2 million at June 30, 2002. The growth in loans during the period was primarily in our portfolios of consumer, commercial business, and commercial real estate loans. Much of the growth can be attributed to the successful implementation of a loan incentive compensation program that rewards employees for production levels. The growth in loans was funded by an increase in deposits of approximately $1.0 million and an increase in borrowings of approximately $9.2 million.

          While the Company continues to focus on loan growth and diversification of the loan portfolio, asset quality remains a priority. As a result, asset quality continues to be strong as evidenced by a ratio of non-performing assets to total assets of .4% at June 30, 2002. The Company recorded a provision for loan losses of $160,000 for the three-month period and had net recoveries of approximately $3,000 for the three-month period resulting in an allowance for loan losses of $1.8 million at June 30, 2002. The allowance at June 30, 2002 was equal to 214% of total non-performing loans and 1.0% of total loans receivable.

          David B. Barbour, President and Chief Executive Officer commented, "Earnings continue to be positively impacted by strong activity in the consumer and commercial lending segments. Relationships established through these lending segments have resulted in strong loan yield as well as an increase in non-interest bearing deposits, thereby contributing to a reduction in interest expense for the current period."

          Net interest income increased approximately $631,000 for the first quarter ended June 30, 2002. The net interest margin increased to 4.6% for the quarter ended June 30, 2002 compared to 4.0% for the same period in 2001. Net interest income increased due to an increase in interest income for the three-month period and a decrease in interest expense for the three-month period. Interest income increased due to an increase in asset volume. Interest expense decreased due to a significant decrease in interest rates resulting in a reduction in the cost of the Company's interest-bearing liabilities.

          Non-interest income was $359,000 for the quarter ended June 30, 2002 compared to $334,000 for the quarter ended June 30, 2001. The increase was due to an increase in fees and service charges on deposits and an increase in commissions received on credit life insurance sold during the origination of consumer loans.

          Non-interest expenses increased approximately $214,000. The increase in non-interest expenses was partially due to an increase in salaries and employee benefits as a result of the hiring of staff for our banking office in Greenup County opening in August 2002; an increase in costs related to incentive-based compensation programs; and, an increase in ESOP expense due to the increase in the average market price of the Company's stock. Non-interest expenses also increased due to the write-down of a piece of real estate acquired by foreclosure, an increase in advertising expense, an increase in stationary and supplies and an increase in charitable contributions.

          Stockholders' equity was $23.0 million at June 30, 2002 compared to $22.0 million at March 31, 2002.

          Classic Bancshares, Inc. also announced that the Company will pay a quarterly cash dividend of $.08 per share. The dividend will be payable on August 12, 2002 to shareholders of record on July 29, 2002.

          Classic Bancshares, Inc. announced on June 6, 2002 its intent to repurchase up to 100,000 shares of its outstanding shares of common stock in the open market over a twelve-month period. Since the announcement, the Company has not purchased any shares. The Company currently holds 201,914 shares as treasury shares.

          Classic Bancshares, Inc. is headquartered in Ashland, Kentucky and has one subsidiary, Classic Bank that operates at 344 Seventeenth Street, Ashland, Kentucky with seven branch offices located in Boyd, Carter, Greenup and Johnson counties.

          When used in this press release, the words or phrases "should result," "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in employment levels and economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans and real estate values in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

          The Company does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                                    * * * * *

                             SELECTED FINANCIAL DATA

          The following table sets forth selected financial data of Classic Bancshares, Inc. as of June 30, 2002 and March 31, 2002 and for the three months ended June 30, 2002 and 2001.


                                                       JUNE 30,       MARCH 31,
                                                         2002           2002
                                                       --------       --------
                                                            (In Thousands)

Total Assets                                           $227,487       $215,447
Cash and other interest bearing deposits
     with other financial institutions                    5,184          5,400
Loans receivable, net                                   171,170        160,316
Investment securities:
     Available for sale                                  28,421         27,284
Mortgage-backed securities:
     Available for sale                                   8,872          9,064
Goodwill                                                  5,555          5,555
Deposits                                                159,827        158,874
Securities sold under agreement to repurchase             6,018          5,396
FHLB advances                                            36,570         27,401
Stockholders' Equity, subject to certain restrictions    23,049         21,981





                                                         THREE MONTHS ENDED
                                                               JUNE 30,
                                                       -----------------------
                                                         2002           2001
                                                       --------       --------

Total interest income                                  $  3,524       $  3,410
Total interest expense                                    1,257          1,774
     Net interest income                                  2,267          1,636
Provision for loan losses                                   160             70
     Net interest income after
     provision for losses on loans                        2,107         1,5666
Fees and service charges                                    303            296
Gain on sale of securities                                    4             --
Other noninterest income                                     52             38
     Total noninterest income                               359            334
     Total noninterest expense                            1,572          1,358
Income before income taxes                                  894            542
Income tax expense                                          238            128
    Net income                                         $    656       $    414

Basic earnings per share                               $   0.62       $   0.39
Fully diluted earnings per share                       $   0.56       $   0.37

                                                          AT OR FOR THE THREE
                                                          MONTHS ENDED JUNE 30,
                                                        -----------------------
                                                           2002         2001
                                                        ----------   ----------
Return on average assets (ratio of annualized
   net income to total average assets)                         1.2%          .9%
Return on average equity (ratio of annualized
   net income to total average equity)                        11.6          8.1
Net interest margin* (Federal Tax Equivalent)                  4.6          4.0
Non-performing assets to total assets                          0.4          0.5
Allowance for loan losses to non-performing loans            214.1        206.8
Allowance for loan losses to loans receivable, net             1.0          1.0
Non-interest expenses/ Total revenues**                       57.6         66.0
Book value per share                                    $    20.57   $    18.19
Tangible book value per share                           $    15.61   $    13.31
Total shares outstanding                                 1,120,586    1,139,336
Total weighted avg. shares outstanding for diluted EPS   1,166,855    1,108,700
Number of full service offices                                   8            7
Number of ATM locations                                         18           16


* Net interest income (Federal Tax Equivalent) annualized divided by average earning assets.

** Total revenues=Net interest income (Federal Tax Equivalent) + non-interest income.